Exhibit 10.15

 SHAREHOLDER’S LOAN AGREEMENT

THIS SHAREHOLDER’S LOAN AGREEMENT (the "Agreement") is entered into and effective as of the 20th day of March, 2007, by and between Synthesis Energy Systems Investments, Inc., a company incorporated in Mauritius ("Party A") and Synthesis Energy Systems (Zaozhuang) New Gas Company Ltd., a sino-foreign joint venture company established in Zaozhuang, Shandong Province, PRC (“Party B”).

A.

Party A is willing to provide to Party B the shareholder’s loan, subject to certain terms and conditions; and

B.

Party B desires to borrow from Party A the shareholder’s loan to partially finance the difference between its total investment amount and its registered capital.

NOW, THEREFORE, Party A and Party B agree as follows:

1.

The Loan.

1.1

Amount.  Party A agrees upon the terms and conditions of this Agreement, to loan to Party B, and Party B agrees to borrow from Party A, the shareholder’s loan of amount US$ 3,271,330 (“the Loan”).

1.2

Subordinate Loan.  Party A and Party B hereby agree and acknowledge that (i) the Loan shall be subordinate to any other loans that Party B may borrow from Industrial and Commercial Bank of China from time to time to finance the difference between its total investment amount and its registered capital (“ICBC Loans”), and (ii) any repayment of principal of the Loan would not commence until the ICBC Loans are fully repaid unless otherwise expressly permitted by the lender(s) of the ICBC Loans.

1.3

Use Purpose.  The Loan may only be used for the purposes of developing, constructing, owning, operating and managing a gasification production plant as described in Article 7 and Article 8 of the Articles of Association of Party B.

1.4

Interest.  The Loan shall bear interest on the aggregate unpaid principal amount at any given time, at a rate per annum of 6%.  Interest shall be settled annually

SESI – SESZZH Shareholder’s Loan Agreement

1 / 4

at each anniversary of the disbursement of the Loan, and shall be payable annually to Party A within 21 days of receiving notice in writing from Party A. Any principal amount which is not paid when due under this Agreement shall bear interest from and including the date due until the date of payment in full thereof at a rate per annum equal to18%. Interest shall be accrued, compounded annually and payable upon payment in full or any prepayment of the unpaid principal amount thereof.  Any tax on interest income, whether in the PRC or abroad, shall be borne by Party A.

1.5

Repayment of Principal.  This Loan shall have a term of 9 years (i.e. shall be payable immediately on the 720th calendar day after the ICBC Loans are fully repaid).  Party B may repay the principal in part or in full (i) within the above 720-day period or (ii) at any time after the ICBC Loans are fully replaced by other loan(s).

2

Disbursement.

2.1

General.  Party A agrees to make a single full disbursement of the Loan to Party B within 5 days of receiving notice in writing from Party B, provided that the conditions set forth herein have been satisfied.

2.2

Conditions to Disbursement.  The obligation of Party A to disburse the Loan shall be subject to the following conditions:

(a)

Party B providing to Party A document evidencing that the Agreement has been properly registered with the relevant authority in charge of the administration of foreign exchange of China; and

(b)

Party B providing to Party A a copy of the board resolution of Party B that approves and accepts the Agreement.

3

Defaults and Remedies.

3.1

Events of Default.  Any of the following events shall constitute an "Event of Default."

(a)

Failure of Party B to pay when due any principal, interest or other amounts owing pursuant to this Agreement;

SESI – SESZZH Shareholder’s Loan Agreement

2 / 4

(b)

If Party B admits in writing its inability to pay its debts as they mature, applies to any tribunal for the appointment of a trustee or receiver of any substantial part of its assets, or commences any proceedings with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction;

(c)

If any such application or any such proceedings described in (b) above are filed or commenced against Party B and Party B indicates its approval, consent or acquiescence, or an order is entered adjudicating Party B bankrupt or insolvent, or approving the application or petition in any such proceedings, and such order remains in effect for 30 days;

(d)

If the Board of Director of Party B approves the dissolution or winding up of Party B.

3.2

Remedies.  Upon the occurrence and during the continuance of an Event of Default, Party A at its option and with notice as provided in Section 4.1 below to Party B may do any one or more of the following and such rights shall not be prejudiced by any other terms of this Agreement:

(a)

Declare all indebtedness arising hereunder immediately due and payable and credit any sums received thereafter in such manner as it elects, in its sole discretion, against such indebtedness. Such application shall not operate to waive or cure any default existing under this Agreement or to invalidate any notice of default or any action pursuant to such notice and shall not prejudice any rights of Party A under document contemplated in or by this Agreement.

 (b)

Exercise any or all rights and remedies granted pursuant to this Agreement or any other agreement or document contemplated in or by this Agreement or otherwise permitted by law.

4

Miscellaneous.

4.1

Notices.  All notices and communications required or permitted under this Agreement must be in writing and sent by electronic mail. Such notices and

SESI – SESZZH Shareholder’s Loan Agreement

3 / 4

communications will be deemed to have been given upon receipt.

4.2

Governing Law.  Both Party A and Party B shall strictly comply with the relevant laws and regulations of the PRC and each Party shall effectively carry out its own obligations and responsibilities.  The interest shall be paid and the principal shall be repaid according to the agreed schedule.  Repayment of the Loan and payment of interest shall require the approval of the relevant authority in charge of the administration of foreign exchange in the location where Party B is registered.

4.3

Successors.  This Agreement shall be binding upon and shall inure to the benefit of Party A and Party B and their respective successors.

4.4

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so delivered will be deemed an original, and all of which will constitute but one and the same instrument.

4.5

Amendment; Waiver.  This Agreement may not be amended or modified except by writing executed by Party A and Party B.  No right under this Agreement may be waived except by writing signed by the party waiving such right, and no waiver of one breach of this Agreement will constitute a waiver of subsequent breaches of the same or of a different nature.

4.6

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect thereto.

IN WITNESS WHEREOF, Party A and Party B have each caused this Agreement to be executed and delivered on the date first set forth above.

SYNTHESIS ENERGY SYSTEMS

SYNTHESIS ENERGY SYSTEMS (ZAOZHUANG)

INVESTMENTS, INC.

NEW GAS COMPANY LTD.

By:	/s/ Donald P. Bunnell	By:	/s/ Da Li Huang
	Donald P. Bunnell, Director		Huang Da Li, Director

SESI – SESZZH Shareholder’s Loan Agreement

4 / 4